GALLAGHER, BRIODY & BUTLER

COUNSELLORS AT LAW

Exhibit 5.0

PRINCETON FORRESTAL VILLAGE

155 VILLAGE BOULEVARD

2ND FLOOR

PRINCETON, NEW JERSEY 08540

(609) 452-6000

Fax: (609) 452-0090

July 7, 2004

Franz Kruger

Chief Executive Officer

Lithium Technology Corporation

5115 Campus Drive

Plymouth Meeting, PA 19462

Re:	Registration Statement on Form SB-2 (the “Registration Statement”)
68,709,282 shares of Common Stock, $.01 par value
SEC File No. 333-114998

Ladies and Gentlemen:

We are writing as your counsel in connection with the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act’), up to 68,709,282 shares (the “Offering Shares”) of Common Stock, $.01 par value, of Lithium Technology Corporation, a Delaware corporation (the “Company”). Amendment No. 1 to the Registration Statement on Form SB-2 under the Securities Act covering these securities, is being filed herewith with the SEC (the “Registration Statement”).

In connection herewith, we have examined the Restated Certificate of Incorporation of the Company and all amendments thereto (together, the “Certificate of Incorporation”), the Bylaws of the Company, as amended, the Company’s corporate minute books and such other records together with the applicable certificates of public officials and other documents, including certificates of officers of the Company, that we have deemed relevant to this opinion. We have also examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company, as amended, proceedings of the Board of Directors of the Company, and other such corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

In rendering the foregoing opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photocopied copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company.

Based upon the foregoing, and having regard for such legal consideration as we have deemed relevant, we are of the opinion that the issuance of the Offering Shares as described in the Registration Statement has been validly authorized and, upon issuance of the Offering Shares as described in the Registration Statement, the Offering Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement, as required by Rule 436 promulgated under the Securities Act. We also consent to the inclusion in the Registration Statement of our foregoing opinion.

Very truly yours,

Gallagher, Briody & Butler